EQUITY MANAGERS TRUST
                              MANAGEMENT AGREEMENT

                                   SCHEDULE A


         The Series of Equity Managers Trust currently subject to this Agreement are as follows:

Neuberger Berman Century Portfolio
Neuberger Berman Focus Portfolio
Neuberger Berman Genesis Portfolio
Neuberger Berman Guardian  Portfolio
Neuberger Berman Manhattan  Portfolio
Neuberger Berman Millennium  Portfolio
Neuberger Berman Partners Portfolio
Neuberger Berman Regency Portfolio
Neuberger Berman Socially Responsive Portfolio
Neuberger Berman Technology Portfolio



Dated: April 17, 2000